Exhibit 99.1

SEPARATION AGREEMENT
AND RELEASE OF CERTAIN CLAIMS

This Agreement is entered into by and between S. Marce Fuller (“Executive”) and Mirant Corporation, on behalf of itself and Mirant Services LLC, a wholly-owned subsidiary of Mirant Corporation (hereinafter jointly referred to as “Mirant”).

WHEREAS, Executive has been employed with Mirant; and

WHEREAS, the parties to this Agreement desire to provide for the resolution of certain issues between them relating to Executive’s employment and in the event of the termination of such employment and are entering into this Agreement in accordance with the Order of the U.S. Bankruptcy Court for the Northern District of Texas, dated September 2, 2004, Pursuant to 11 U.S.C. §§ 105(a) and 363(b) Authorizing Modified Relief for Tier 1 Key Employee in Accordance with Debtors’ Notice of Modification of the Relief Requested by the KERP Motion.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Mirant agree as follows:

1.             SEPARATION.

Executive’s active employment with Mirant will cease on a date to be mutually agreed by Executive and Mirant (the “Separation Date”).  Executive resigns from her position as Chief Executive Officer of Mirant and also resigns as an officer and director of Mirant and all subsidiaries and affiliates of Mirant effective as of the Separation Date.  Executive will be paid all salary and benefits and accrued vacation through the Separation Date.

2.             SEPARATION BENEFITS.

2.1          Lump Sum Separation Payment.  In consideration of Executive’s prior service, and the promises and covenants contained in this Agreement, Mirant agrees to make a lump sum separation payment to Executive of $3,400,000 (the “Separation Payment”), minus normal withholdings.  The payment will be made in cash within thirty days after the Separation Date.

The Separation Payment, and other amounts provided for under this Agreement, shall be in complete satisfaction and discharge of any and all claims Executive may have against Mirant for salary, bonus, long or short term incentives, unpaid accrued vacation pay, employee benefits, perquisites, deferred compensation, severance or separation pay, and any and all other payments or benefits of any type pursuant to any employment agreement, retention agreement, change in control agreement or program or plan not previously or hereafter maintained by Mirant; provided, however, that Executive shall retain her rights under the Mirant Supplemental Benefit Plan and Mirant Deferred Compensation Plan; and provided further that the Separation Payment shall not be treated as compensation of Executive or otherwise taken into account for purposes of calculating contributions to be made for her benefit or benefits to be received by her under the Mirant Employee Savings Plan, Mirant Supplemental Benefit Plan, Mirant Deferred Compensation Plan or Mirant Supplemental Executive Retirement Program.

2.2          2004 Short-Term Incentive.  In further consideration of Executive’s promises and covenants contained in this Agreement, in connection with the Separation Payment, Executive will be paid $850,000 as 2004 Short-Term Incentive unless such 2004 Short-Term Incentive has already been paid in the ordinary course of business.  If Executive is employed by Mirant on the date that 2004 Short-Term Incentive payments are made, Executive’s Short-Term Incentive will be paid at her target amount ($850,000).

2.3          Health Insurance Benefits.  Mirant will provide the cash equivalent of 24 months of health insurance, which will include the cost for COBRA coverage of health, dental and vision insurance as covered under the current Mirant programs as of the Separation Date.

2.4          Cancellation of Certain Benefits.  In consideration of the benefits being provided by Mirant hereunder, Executive agrees to the cancellation of all Indexed SARs, benefits under any Incentive Compensation Plans or Retention Agreements, any Stock Options or Performance Restricted Stock Units.  All other employee benefits to which Executive has been entitled as an employee of Mirant will cease as of the Separation Date and any payouts, conversion or continuation privileges will be governed by the terms of the benefit plan or applicable law or Court Orders entered in In re Mirant Corporation, et. al., Case No. 03-46590-DML (U.S. Bankruptcy Ct., N.D. Tex.).  Nothing contained in this Agreement affects Executive’s rights to retain the non-qualified benefits and the annuity purchased on behalf of Executive by Mirant in December 2002, or any other previously paid compensation, and Mirant hereby waives and releases any rights it may have with respect to all such amounts, including any reductions, offsets, claw-backs, or counterclaims related thereto.

2.5          Acknowledgement.  Executive acknowledges that certain of the payments provided for in this Agreement exceed those to which Executive is entitled upon termination of employment under Mirant’s general severance program and that such additional payments and benefits are in exchange for Executive’s signing this Agreement.

2.6          Reimbursement of Expenses.  In the event that Mirant does not perform its obligations in accordance with this Section 2, Executive shall be entitled to recover from Mirant her reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses, actually incurred in seeking to enforce the provisions of this Section 2.

2.7          Request for Assurance.  At any time prior to the payment of the Separation Payment by Mirant to Executive, Executive may request Mirant to provide reasonable financial assurance of Mirant’s obligations to pay such Separation Payment.  Mirant shall consider such request in good faith, but shall retain sole discretion regarding whether to honor such request.  In the event that Mirant, in its sole discretion, determines to provide financial assurance of its obligations to pay the Separation Payment, such financial assurance shall be in a form reasonably acceptable to both Mirant and Executive.

3.             DUTY TO COOPERATE.

As consideration for the benefits being provided by Mirant pursuant to this Agreement, Executive acknowledges and agrees that she will be available on a reasonable basis to provide consulting services to and cooperate with Mirant and any of its affiliates, officers, directors or employees in connection with the transition of matters relating to the business of Mirant on terms to be negotiated in good faith between Executive and her successor as Chief Executive Officer of Mirant.

Additionally, Executive agrees that she will assist and fully cooperate in defending any litigation, claims or administrative proceedings that may arise against Mirant or its affiliates, officers, directors or employees, that are in any way related to her former duties or areas of responsibility at Mirant.  She agrees to assist in the defense of any such actions for as long as such actions remain pending by making herself available at reasonable times and places to testify or be deposed, review documents, and assist counsel as necessary. Mirant will reimburse Executive for any reasonable out-of-pocket expenses incurred in such assistance or cooperation, and will pay Executive fair consideration for her time expended as mutually agreed by the parties.

4.             RELEASE OF MIRANT.

Executive hereby acknowledges and covenants that she knowingly relinquishes and forever releases any and all remedies which might otherwise be available to her, including claims for severance pay or benefits, under any Change in Control Agreement or Plan with respect to Mirant or any of its affiliates.

5.             DIRECTOR & OFFICER LIABILITY INSURANCE.

Mirant shall not knowingly take any action to negatively affect, diminish or limit Executive’s status as an “Insured Person” for purposes of Section II, J of the Management Liability and Company Reimbursement Insurance Policy (the “D&O Policy”).  As such, Executive shall be afforded the protection of a former director and officer, subject to such limitations, exclusions or exceptions as shall generally apply to similarly situated persons covered under the D&O Policy.

6.             RETURN OF MATERIALS AND PROPERTY.

Executive agrees that she will deliver to Mirant on the Separation Date or, if later, at the conclusion of the consulting period contemplated by Section 3:  (1) all materials of Mirant or of any corporate affiliate, including documents, correspondence, plans, records, notes, drawings or papers and any copies thereof in Executive’s possession or control, including in particular all notes or records Executive has, irrespective of how the information was maintained, related to Mirant, made or compiled by or delivered to Executive; (2) all property of Mirant, including all credit or charge cards and keys; (3) all Mirant owned telephones (except that Executive may keep her cell phone), beepers, laptops, Blackberrys, computer software, computer discs, copies thereof, hard copies of computer reports, computer passwords, other passwords, and any other Mirant owned computer or telecommunications-related information or sources of information concerning any aspect of the business of Mirant.

7.             ADDITIONAL COVENANTS.

7.1          Covenant Not to Solicit Employees.  For a period of two years following the Separation Date, Executive shall not solicit or attempt to solicit, directly or indirectly by assisting others, any individuals who were employees of Mirant on the Separation Date for purposes of inducing them to leave Mirant’s employment or to accept employment or engagement with another company or entity.

(a)           Injunctive Relief.  Executive acknowledges that the covenant not to solicit is a reasonable means of protecting and preserving Mirant’s investment in its business and its employees.  Executive agrees that any breach of this covenant will result in irreparable damages and injury to Mirant and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(b)           Enforceability of Covenant.  Executive and Mirant agree that Executive’s obligation under the covenant not to solicit is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant not to solicit.  The parties also agree that Mirant will be entitled to provable damages in addition to injunctive relief in the event of a breach of this covenant by Executive.

7.2          Confidential Information.  In exchange for the consideration provided in this Agreement, Executive agrees and acknowledges that she will continue to be bound by and will act in accordance with the provisions of her Confidentiality Agreement with Mirant dated July 30, 2002.

7.3          Nondisparagement.  Executive and Mirant agree and covenant that neither of them will make any statement or communication of information by whatever means relating to the professional employment relationship between the parties that may be reasonably interpreted to be critical of or derogatory to the other party to this Agreement, including, in the case of Mirant, its officers, directors, employees, or agents, its business practices, its products or its employment practices, provided, however, that nothing in this paragraph is intended to keep either party from testifying truthfully under subpoena or other legal process before any court or administrative agency.

8.             NON-ADMISSION OF LIABILITY.

Executive and Mirant agree that this Agreement shall not in any way be construed or interpreted as an admission of liability of wrongdoing by either of them, any such liability or wrongdoing being expressly denied.

9.             ACKNOWLEDGMENTS.

9.1          Entire Agreement.  The parties hereto acknowledge and agree that this Agreement contains the entire agreement between Mirant and Executive with respect to the subject matter hereof and that it supersedes and invalidates any previous agreements or contracts except the Confidentiality Agreement executed by Executive on July 30, 2002.

9.2          Understanding of Agreements.  Executive acknowledges that this Agreement is the product of voluntary negotiations and that she fully understands the extent and impact of its provisions (especially that it is intended to release potentially valuable claims).  In addition, Executive acknowledges that it has been recommended to her to consult with an attorney regarding this Agreement and that she has been given 21 days to consider this Agreement prior to its execution.  Executive also understands that she may revoke this Agreement at any time within seven days following execution.  In the event that Executive revokes this Agreement, no benefits provided hereunder will be paid.  EXECUTIVE STATES THAT AND ACKNOWLEDGES THAT SHE HAS READ THE FOREGOING AGREEMENT AND UNDERSTANDS THAT IT CONTAINS A RELEASE OF CERTAIN CLAIMS THAT SHE MIGHT HAVE AGAINST MIRANT AND THAT SHE IS EXECUTING THIS AGREEMENT VOLUNTARILY.

9.3          Severability.  The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.

9.4          Modifications; Waivers.  The parties acknowledge and agree that the terms of this Agreement may not be modified or waived other than in writing signed by both Parties.

9.5          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

10.          APPLICABLE LAW.

This Agreement is entered into the State of Georgia and shall be governed by the laws thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE

	/s/ S. Marce Fuller		[SEAL]
S. Marce Fuller

Date: December 30, 2004

MIRANT CORPORATION

	By:	/s/ A.D. Correll
A.D. Correll
Chair, Compensation Committee

Date: December 30, 2004